UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2006 (December 28, 2005)

TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

410 17th Street, Suite 1850
Denver, CO 80202-4921
(Address of principal executive offices, including zip code)

(303) 565-4600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On December 28, 2005, Teton Energy Corporation (“we,”“our,” or the “Company”) signed an Acreage Earning Agreement (the “Agreement”) with Noble Energy, Inc. (“Noble”) that will, if fulfilled, enable Noble to acquire an undivided 75% working interest in leases that cover approximately 182,000 net acres, which constitute our Eastern Denver-Julesburg Basin (“DJ Basin”) project. The transaction is expected to close in late January 2006, upon Noble’s completion of due diligence.

Under the terms of the Agreement, Noble will earn the 75% working interest in the DJ Basin project by (1) the payment of $3 million as follows: $300,000 upon the signing of the Agreement, with the remainder to be paid at closing in late January after due diligence has been completed; and (2) the drilling and completion of 20 wells on or before March 1, 2007, with a minimum of 10 wells to be drilled and completed by December 31, 2006. In the event Noble fails to complete the minimum wells called for by each of these milestones, its right to drill additional oil and gas wells will terminate; however, Noble will retain an interest in the wells drilled, but without the right to drill additional wells on the portion of the drilled lease so assigned.

Teton’s DJ Basin project is located in western Nebraska, along the Nebraska-Colorado border. We acquired the acreage in a series of transactions between April and June 2005. The parties initially plan to concentrate drilling efforts on the Niobrara formation.

Separately, we will enter into a joint operating agreement with Noble, at closing, covering the DJ Basin acreage and naming Noble as the official operator. Upon completion of the first 20 wells, we will split all costs associated with future drilling according to each party’s working interest percentage, or 75% to Noble and 25% to Teton.

In addition, we established an Area of Mutual Interest (“AMI”) for the DJ Basin properties as well as properties surrounding the project. The term of the AMI is for five years, provided that the initial 20 wells are drilled and completed as called for in the Agreement.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On December 28, 2005, Teton Energy Corporation (“we,”“our,” or the “Company”) signed an Acreage Earning Agreement (the “Agreement”) with Noble Energy, Inc. (“Noble”) that will, if fulfilled, enable Noble to acquire an undivided 75% working interest in leases that cover approximately 182,000 net acres, which constitute our Eastern Denver-Julesburg Basin (“DJ Basin”) project. The transaction is expected to close in late January 2006, upon Noble’s completion of due diligence.

Under the terms of the Agreement, Noble will earn the 75% working interest in the DJ Basin project by (1) the payment of $3 million as follows: $300,000 upon the signing of the Agreement, with the remainder to be paid at closing in late January after due diligence has been completed; and (2) the drilling and completion of 20 wells on or before March 1, 2007, with a minimum of 10 wells to be drilled and completed by December 31, 2006. In the event Noble fails to complete the minimum wells called for by each of these milestones, its right to drill additional oil and gas wells will terminate; however, Noble will retain an interest in the wells drilled, but without the right to drill additional wells on the portion of the drilled lease so assigned.

Teton’s DJ Basin project is located in western Nebraska, along the Nebraska-Colorado border. We acquired the acreage in a series of transactions between April and June 2005. The parties initially plan to concentrate drilling efforts on the Niobrara formation.

Separately, we will enter into a joint operating agreement with Noble, at closing, covering the DJ Basin acreage and naming Noble as the official operator. Upon completion of the first 20 wells, we will split all costs associated with future drilling according to each party’s working interest percentage, or 75% to Noble and 25% to Teton.

In addition, we established an Area of Mutual Interest (“AMI”) for the DJ Basin properties as well as properties surrounding the project. The term of the AMI is for five years, provided that the initial 20 wells are drilled and completed as called for in the Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

TETON ENERGY CORPORATION

Date: January 4, 2006	By:	/s/ Karl F. Arleth
Karl F. Arleth,
Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Energy Corporation dated January 4, 2006.